ARTICLES OF INCORPORATION OF

PET ECOLOGY BRANDS, INC.

The undersigned natural person of the age of eighteen (18) years or more acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is

Pet Ecology Brands, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

(1)	To transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

(2)	To buy, sell, lease, and deal in services, personal property, and real property.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is Fifty Million shares at $.001 par value per share.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE SIX

The street address of its initial registered office is 10625 Newkirk, Dallas, Texas 75220, and the name of its initial registered agent at such address is Ralph Steckel.

ARTICLE SEVEN

The number of Directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as Director until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Ralph Steckel

 ARTICLE EIGHT

The name and address of the incorporator is:

Ralph Steckel
10625 Newkirk
Dallas, Texas 75220

IN WITNESS THEREOF, I have executed these Articles of Incorporation on this the1st day of February, 1996.

___________________________
Ralph Steckel